Exhibit 2

Transactions in Securities of the Issuer During the Past 60 Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)	Date of Purchase/Sale

BASTION TRADING LIMITED

Purchase of Common Stock	13,164	1.2331	07/06/2026
Purchase of Common Stock	9,276	1.1739	07/07/2026
Purchase of Common Stock	10,482	1.1306	07/08/2026
Purchase of Common Stock	9,218	1.1762	07/09/2026
Purchase of Common Stock	9,579	1.1702	07/10/2026
Purchase of Common Stock	10,199	1.1397	07/13/2026
Purchase of Common Stock	8,679	1.1609	07/14/2026
Purchase of Common Stock	5,021	1.1992	07/15/2026
Purchase of Common Stock	20,181	1.2183	07/16/2026
Purchase of Common Stock	10,181	1.1882	07/17/2026
Purchase of Common Stock	16,501	1.2310	07/20/2026
Purchase of Common Stock	14,356	1.3418	07/21/2026
Purchase of Common Stock	4,390	1.3369	07/22/2026
Purchase of Common Stock	46,202	1.4649	07/23/2026
Purchase of Common Stock	9,820	1.4160	07/24/2026
Purchase of Common Stock	6,000	1.3500	07/27/2026
Purchase of Common Stock	9,000	1.3838	07/28/2026
Purchase of Common Stock	12,200	1.3650	07/29/2026
Purchase of Common Stock	12,700	1.3719	07/30/2026
Purchase of Common Stock	7,200	1.3115	07/31/2026
Purchase of Common Stock	13,000	1.3617	08/03/2026
Purchase of Common Stock	15,000	1.3477	08/04/2026
Purchase of Common Stock	500	1.2338	08/05/2026
Sale of Common Stock	(500)	1.2250	08/05/2026
Sale of Common Stock	(154,000)	1.1638	08/11/2026
Sale of Common Stock	(80,000)	1.1230	08/12/2026
Sale of Common Stock	(50,000)	1.0711	08/13/2026